EXHIBIT 4.8

CINEMARK HOLDINGS, INC.

2017 OMNIBUS INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD CERTIFICATE

THIS IS TO CERTIFY that Cinemark Holdings, Inc., a Delaware corporation (the “Company”), has granted you (the “Participant”) hypothetical units of Common Stock (“Performance Stock Units”) under the Company’s 2017 Omnibus Incentive Plan (the “Plan”), as follows:

Name of Participant:

Address of Participant:

Number of Performance Stock Units:

Date of Grant:

Performance Period:

Performance Goals and Vesting Schedule:

Performance Goals[1]	Units That May Vest

Performance Stock Units that vest on attainment of performance goals are further subject to service-based vesting and will become fully vested on [DATE], subject to Participant’s Continuous Service.

By your signature and the signature of the Company’s representative below, you and the Company agree to be bound by all of the terms and conditions of the accompanying Performance Stock Unit Award Agreement and the Plan (both incorporated herein by this reference as if set forth in full in this document). By executing this Certificate, you hereby irrevocably elect to accept the Performance Stock Unit rights granted under this Certificate and the related Performance Stock Unit Award Agreement and to receive the Performance Stock Units designated above subject to the terms of the Plan, this Certificate and the Award Agreement.

Participant:	Cinemark Holdings, Inc.

By:
Name: , an individual	Title:

Dated:	Dated:

[1]	Subject to certification of achievement by the Administrator.

Cinemark Holdings, Inc. 2017 Omnibus Incentive Plan

Performance Stock Unit Award Agreement

CINEMARK HOLDINGS, INC.

2017 OMNIBUS INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

This Performance Stock Unit Award Agreement (the “Agreement”), is entered into on the Date of Grant, subject to the Participant’s acceptance of the terms of the Agreement evidenced by the Participant’s signature on the Performance Stock Unit Award Certificate accompanying this Agreement (the “Certificate”), by and between Cinemark Holdings, Inc., a Delaware corporation (the “Company”), and the Participant named in the Certificate.

Under the Cinemark Holdings, Inc. 2017 Omnibus Incentive Plan (the “Plan”), the Administrator has authorized the grant to the Participant of the number of Performance Stock Units set forth in the Certificate (the “Award”), under the terms and subject to the conditions set forth in this Agreement, the Certificate and the Plan. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan.

NOW, THEREFORE, in consideration of the premises and the benefits to be derived from the mutual observance of the covenants and promises contained in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Basis for Award. This Award is granted under the Plan for valid consideration provided to the Company by the Participant. By the Participant’s execution of the Certificate, the Participant agrees to accept the Award rights granted under the Certificate and this Agreement and to receive the Performance Stock Units designated in the Certificate subject to the terms of the Plan, the Certificate and this Agreement.

2. Performance Stock Units Awarded. The Company hereby awards and grants to the Participant the number of Performance Stock Units set forth in the Certificate. Each Performance Stock Unit represents a right to receive one Share (or the cash equivalent) from the Company and any Dividend Equivalents (as defined below) credited to the Participant’s Performance Stock Unit Account (as defined below) with respect to that Share upon vesting of the Performance Stock Unit as provided in Section 3 below. Vested Performance Stock Units will be settled as provided in Section 5 below. The Company will, in accordance with the Plan, establish and maintain an account (the “Performance Stock Unit Account”) for the Participant and will credit that account for the number of Performance Stock Units granted to the Participant and any Dividend Equivalents as provided in Section 4 below. The value of each Performance Stock Unit on any given date will equal the Fair Market Value of one Share on that date.

3. Vesting.

(a) Vesting Schedule. Subject to the Administrator’s written certification pursuant to Section 8(d) of the Plan, the Performance Stock Units will vest pursuant to the Vesting Schedule set forth in the Certificate, on condition that the Participant is still in Continuous Service at the end of the Performance Period.

Cinemark Holdings, Inc. 2017 Omnibus Incentive Plan

Performance Stock Unit Award Agreement

(b) Termination of Continuous Service.

(i) Except as otherwise provided in (x) a Service Agreement the terms of which have been approved by the Administrator (y) Section 3(b)(ii) of this Agreement or (z) the Plan, if the Participant ceases Continuous Service for any reason before the date of the Administrator’s written certification, the Participant will immediately forfeit the Performance Stock Units and any Dividend Equivalents credited to the Performance Stock Unit Account.

(ii) In the event that a Participant’s Service to the Company or a Subsidiary is terminated because of Participant’s death or Disability, the Participant or his estate or legal representative, as applicable, shall have the right to receive certificates for any outstanding Award which Award shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without regard to any continued employment requirement on a pro-rata basis based upon the percentage determined by dividing (i) the number of days from and including the grant date of such Award through the termination date of Participant’s employment, by (ii) the number of days from and including the grant date to the end of the applicable performance period without regard to any continued employment requirement. The Company shall as promptly as practical deliver the certificates required to be delivered under this Section 3(b)(ii) to the Participant, his estate, or legal representative, as applicable.

4. Dividend Equivalents. If the Company pays any cash dividend on its outstanding Common Stock for which the record date occurs after the Date of Grant, the Administrator will credit the Performance Stock Unit Account as of the dividend payment date in an amount equal to the amount of the dividend paid by the Company on a single Share multiplied by the number of Performance Stock Units under this Agreement that are unvested as of that record date (“Dividend Equivalents”). Dividend Equivalents will be subject to the vesting requirements of Section 3 of this Agreement. No Dividend Equivalent will vest or be paid to the Participant unless and until the corresponding Performance Stock Unit vests and is settled.

5. Settlement. The Company will settle the Award on the Settlement Date or Dates set forth in the Certificate by issuing to the Participant one Share for each Performance Stock Unit that has satisfied all vesting requirements on that Settlement Date and cash in the amount of any Dividend Equivalents credited to the Performance Stock Unit Account with respect to that Share. Upon settlement, the Performance Stock Units and related Dividend Equivalents will cease to be credited to the Performance Stock Unit Account. If the Certificate does not specify a Settlement Date, the applicable Settlement Date will be each vesting date set forth in the Vesting Schedule. Subject to the satisfaction of the withholding provisions in Section 8 below, the Administrator will cause a stock certificate to be delivered on the applicable Settlement Date to the Participant with respect to the Shares issued on that Settlement Date and cash in the amount of any Dividend Equivalents credited to the Performance Stock Unit Account with respect to such Shares, free of all restrictions hereunder, except for applicable federal securities laws restrictions, and will enter the Participant’s name as stockholder of record with respect to such Shares on the books of the Company. The Participant acknowledges and agrees that Shares may be issued in electronic form as a book entry with the Company’s transfer agent and no physical certificates need be issued.

Cinemark Holdings, Inc. 2017 Omnibus Incentive Plan

Performance Stock Unit Award Agreement

6. Restrictions on Transfer. Until the applicable Settlement Date, the Performance Stock Units and any related Dividend Equivalents credited to the Performance Stock Unit Account may not be pledged, hypothecated or transferred in any manner other than by will or by the applicable laws of descent and distribution, or if approved in writing by the Administrator, by gift or domestic relations order to a Permitted Transferee, provided that the Performance Stock Units and any related Dividend Equivalents credited to the Performance Stock Unit Account will remain subject to the terms of the Plan, the Certificate and this Agreement.

7. Compliance with Laws and Regulations. The issuance and transfer of Common Stock on any Settlement Date is subject to the Company’s and the Participant’s full compliance, to the satisfaction of the Company and its counsel, with all applicable requirements of federal, state and foreign securities laws and with all applicable requirements of any securities exchange on which the Common Stock may be listed at the time of issuance or transfer. The Participant understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission, any state securities commission, foreign securities regulatory authority or any securities exchange to effect such compliance.

8. Tax Withholding. As a condition to the settlement under Section 5 above, on or before the date on which any portion of the Performance Stock Units vest the Participant must pay to the Company any federal, state or local taxes required by law to be withheld with respect to the Performance Stock Units and any Dividend Equivalents then credited to the Performance Stock Unit Account that vest. In addition to the Company’s right to withhold from any compensation paid to the Participant by the Company, the Participant may provide for payment of withholding taxes in full by cash or check or, if the Administrator permits, by one or more of the alternative methods of payment set forth in the Plan.

9. No Right to Continued Service. Nothing in this Agreement or in the Plan imposes or may be deemed to impose, by implication or otherwise, any limitation on any right of the Company or its Affiliates to terminate the Participant’s Continuous Service at any time.

10. Representations and Warranties of the Participant. The Participant represents and warrants to the Company as follows:

(a) Acknowledgement and Agreement to Terms of the Plan. The Participant acknowledges receipt of a copy of the Plan, the Certificate, this Agreement and the prospectus dated June 13, 2017 covering the Shares reserved for issuance under the Plan. The Participant has read and understands the terms of the Plan, the Certificate and this Agreement and agrees to be bound by their terms and conditions. The Participant acknowledges that there may be adverse tax consequences on the vesting and settlement of the Affiliates Stock Units and any Dividend Equivalents or disposition of any Shares received on settlement of Affiliates Stock Units, and that the Participant should consult a tax advisor before such time. The Participant agrees to sign such additional documentation as the Company may reasonably require from time to time.

(b) Compliance with Securities Laws. The Participant understands and acknowledges that, notwithstanding any other provision of the Agreement to the contrary, the issuance and holding of Shares is expressly conditioned on compliance with the Securities Act and all applicable federal, state and foreign securities laws. The Participant agrees to cooperate with the Company to ensure compliance with such laws.

Cinemark Holdings, Inc. 2017 Omnibus Incentive Plan

Performance Stock Unit Award Agreement

11. No Interest in Company Assets. All amounts credited to the Participant’s Performance Stock Unit Account under this Agreement will continue for all purposes to be part of the general assets of the Company. The Participant’s interest in the Performance Stock Unit Account will make the Participant only a general, unsecured creditor of the Company.

12. No Stockholder Rights before Issuance. The Participant will have no right, title or interest in, nor be entitled to vote or to receive distributions in respect of, nor otherwise be considered the owner of, any of the Shares covered by the Performance Stock Units until the Shares are issued in accordance with Section 5 hereof.

13. General Terms

(a) Interpretation. Any dispute regarding the interpretation of this Agreement must be submitted by the Participant or the Company to the Administrator for review. The Administrator’s resolution of such dispute will be final and binding on the Company and the Participant.

(b) Entire Agreement. The Plan and the Certificate are incorporated into this Agreement by reference, and the Participant hereby acknowledges that a copy of each has been made available to the Participant. This Agreement, the Certificate and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof. In the event of a conflict or inconsistency between the terms and conditions of this Agreement, the Certificate and the Plan, the Plan will govern.

(c) Modification. This Agreement may be modified only in writing signed by both parties.

(a) Notices. Any notice required under this Agreement to be delivered to the Company must be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to the Participant must be in writing and addressed to the Participant at the address indicated on the Certificate or to such other address as the Participant designates in writing to the Company. All notices will be deemed to have been delivered: (i) on personal delivery, (ii) five days after deposit in the United States mail by certified or registered mail (return receipt requested), (iii) two business days after deposit with any return receipt express courier (prepaid) or (iv) one business day after transmission by fax or email.

(d) Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding on and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement is binding on the Participant and the Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

Cinemark Holdings, Inc. 2017 Omnibus Incentive Plan

Performance Stock Unit Award Agreement

(e) Governing Law. This Agreement is governed by and to be construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then that provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

Cinemark Holdings, Inc. 2017 Omnibus Incentive Plan

Performance Stock Unit Award Agreement